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Exhibit 99(a)(14)

SUBJECT:	Optional Question and Answer Session Regarding the Stock Option Exchange Program
WHEN:	Friday, January 11, 2002 4:30 PM—5:30 PM Eastern Time
WHERE:	Dial in conference call (1-888-483-8731; Conference leader: Roy Krause; Conference ID #2855893)

This is an operated assisted call.

Please provide your name, the leader's name and reference the company.

Attendance on this call is completely optional. It is intended to provide a forum for questions you may have regarding the Company's Stock Option Exchange Program. If you do not have any questions, it is not necessary for you to join the call.

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  Exhibit 99(a)(14)